Exhibit 99

Scripps completes Shop At Home acquisition

For immediate release	(NYSE: SSP)
Oct. 31, 2002

CINCINNATI—The E. W. Scripps Company and Summit America Television Inc. (formerly Shop At Home Inc.) today completed a transaction that results in Scripps acquiring controlling interest of the Shop At Home television-retailing network.

Completion of the transaction follows a vote Wednesday in which a majority of Summit America shareholders voted in favor of Scripps acquiring 70 percent of the television retailing network operations for $49.5 million in cash.

As part of the transaction Scripps also has loaned $47.5 million to Summit America, which plans to use the money to repay debt. The loan is to be repaid in three years and is secured by three of five television stations that Summit America owns and operates. In August Scripps provided Summit America with $3 million in needed working capital through a preferred stock investment that is to be redeemed in three years.

Summit America (NASDAQ: SATH) continues as a publicly traded company with its primary assets being a 30 percent interest in the Shop At Home Network and five broadcast television stations located in Boston, Cleveland, San Francisco, Raleigh-Durham, N.C., and Bridgeport, Conn. Summit America’s television stations exclusively air Shop At Home programming and will continue do to so for a period of time as part of the transaction with Scripps.

The Shop At Home Network acquisition will reduce Scripps earnings by less than 5 cents per share in the fourth quarter 2002 and is currently expected to reduce full-year 2003 earnings per share by 10 to 15 cents.

Scripps acquired controlling interest in the Shop At Home Network to enter the growing television retailing industry, which reported more than $6 billion in sales in 2001. Scripps believes adding television retailing complements its diverse mix of media businesses, including its growing portfolio of national television programming services, Scripps Networks, which includes Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living.

Shop At Home Network is a 16-year-old nationally televised home shopping service that sells merchandise through interactive electronic media, including broadcast, cable and satellite television and its Web site, shopathometv.com.

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This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions, that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2001 SEC Form 10K and page F-16 of its most recent Form 10Q.

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks and interactive media. Scripps operates 21 daily newspapers, 10 broadcast TV stations and four cable television networks.

Scripps national television network brands include Home & Garden Television, Food Network, DIY—Do It Yourself Network, Fine Living and Shop At Home. Scripps Networks programming can be seen in 25 countries.

The company also operates Scripps Howard News Service, United Media, the worldwide licensing and syndication home of PEANUTS and DILBERT, and 31 Web sites, including hgtv.com, foodtv.com, diynet.com, fineliving.com and comics.com.
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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826
Email: stautberg@scripps.com

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